EXHIBIT 99.1

May 17, 2010

A Message from the Chairman's Desk

Update on Shareholder Forum and Chairman's Blog

As Chairman of a biomedical developmental stage company, one of the most challenging tasks I have is keeping shareholders informed of the company's activities and progress. This Chairman's Desk section of our web site is designed to help me answer your questions, update you on our progress, and meet Fair Disclosure requirements all at the same time. The items presented here mostly will be the types of information that do not rise to the level of a press release, or are messages that help us clarify news that has been released. While I cannot and will not disclose every step we take for a variety of reasons (e.g. competitive, premature, or immaterial), we will, of course, disclose material information in accordance with SEC requirements.

Many of you have asked us, "What has happened to the Shareholder Forum and the Chairman's Blog?" This Message from the Chairman's Desk replaces both. For those who wish to submit questions or comments electronically, they may do so by going to our Investor Page and clicking on the Information Request link.

External, non-OXBT sponsored message boards and blogs will not be addressed by our company. We do not control their content and therefore are not able to comment on what is being said there. From a legal perspective correcting or commenting on misstatements, or even agreeing with accurate statements would "entangle" the company and create an obligation to correct or update those sites on an ongoing basis. Since we do not control their content, this is an obligation we cannot properly assume. Investors should conduct their own research before making investment decisions and not rely solely on information posted on such boards.

We Will Not Attend the Rodman & Renshaw Conference

We regretfully announced today that we will not participate in the Rodman & Renshaw Global Conference in London. Recent news reports indicated a high possibility that ash spewing from the Iceland volcano would again ground flights leaving the United Kingdom on Monday and Tuesday. After careful consideration, we determined that attending the conference under such conditions could create a significant delay in returning to our headquarters in Durham, North Carolina. We have work to do that cannot be accomplished by sitting in airports in the U.K. or Europe.

What Would I Have Said at Rodman & Renshaw?

If I had attended the conference, I had planned to address the following topics:

  Traumatic brain injury
  Decompression Sickness
  Topical Indications
  Dermacyte Oxygen Concentrate

Our traumatic brain injury trial is enrolling patients. The protocol calls for 98 patients to be treated with either Oxycyte, or a placebo in this double-blind study. We held an investigator meeting in May with participation of all sites. No results are yet reported to us and will not be until the study is concluded, in accordance with the study design. In addition, because it is a double-blind placebo-controlled study we do not know which patients receive Oxycyte and who receives placebo. The outcome of the investigator meeting showed that enrollment is continuing to be slower than initial anticipated and expansion to more sites will be needed to bring enrollment up to the levels necessary to complete the trial on schedule. We are in discussions with a number of investigators and will provide updates as new sites are added.

If I had made my presentation today, I also would have said the U.S. Navy has indicated that the decompression sickness study is moving along in the Investigational New Drug (IND) process. We will provide more information as we are able.

Our topical product development is moving nicely. We are exploring a number of compounds in the monograph route, where an approved generic active ingredient is included in the formulation. As with any compound, testing for effectiveness and patient acceptance will be necessary before a decision is made to include them in our product line. Prototypes of our oxygen generating bandage are now scheduled for preclinical testing. An endpoint of this study will be to measure oxygen delivery to tissue. We hope the results will enable us to determine a development plan.

As most of you know, Dermacyte Oxygen Concentrate is now available for purchase online, and our eye cream and oxygen concentrate pumps should be available this summer. These products will be marketed to physician's offices, spas, sole proprietor boutiques, and non-television direct marketing, and internet through a two-tier-model:

  Large urban areas will be targeted with our company sales force.
  Large territories will be marketed through distributors and network marketing.

As a small biomedical company, we are well aware that it would be difficult to enter the extremely competitive retail market on our own. Consequently, we will need a partner, one that is able to explore the Dermacyte technology for products targeted to retail-based channels of trade, such as department stores, direct response television, in-flight and duty free shops, mass market retailers, and other food and drug retailers. We are targeting an international beauty company for this part of our marketing strategy and will provide updates when any material agreements are secured.

Thank you for your continued interest in OXBT.

Sincerely,

Chris Stern

Chairman & CEO

Forward-Looking Statement

This message statement is for informational purposes only. Certain statements in this message statement and other written or oral statements made by or on behalf of the company are "forward looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future are forward-looking statements within the meaning of these laws. The forward looking statements are subject to a number of risks and uncertainties including market acceptance of the Company's services and projects and the Company's continued access to capital and other risks and uncertainties as described in our filings with the Securities and Exchange Commission, including in the current report on Form 8-K on May 4, 2010. The actual results the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements, and the Company assumes no obligation to update the information in this message statement.